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Immediately

Lori J. Fisher  (314-694-8535)  lori.j.fisher@monsanto.com

MONSANTO ANNOUNCES PLAN TO FUND SEED COMPANY ACQUISITIONS

   ST. LOUIS (Nov. 11, 1998) Monsanto Company (NYSE: MTC) today announced a plan to fund its recent seed company acquisitions through a series of financing transactions, a combination of divestitures, and cost reductions.

   Specifically, these restructuring actions include:

         . Debt and equity financing plans which are described in separate announcements and are summarized below.

         . Divestitures of businesses expected to generate gross proceeds of at least $1 billion. Additional divestitures also are under consideration, with final decisions expected in 60 days, subject to market conditions.

         . Simplification of the company's management structure and a reduction of administrative costs.

   During the next few weeks, Monsanto plans to raise up to $4 billion in a series of financing transactions. These transactions will include the issuance of approximately $1 billion of common stock, roughly $500 million of adjustable conversion-rate equity security units (ACES), and approximately $2.5 billion of long-term, unsecured debt. Additional information regarding the securities to be sold will be announced separately.

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   Monsanto expects the restructuring to eliminate between 700 and 1,000 jobs, a number of which will be at executive levels. These reductions will be effective beginning the first quarter of 1999. In addition, the company expects an additional 1,300 to 1,500 job reductions in entities to be divested.

   As a result of these and other actions, Monsanto expects its administrative costs will be reduced by roughly 20 percent on a comparable basis in 1999 vs. 1998. Marketing costs will increase with the launch of key pharmaceutical and agricultural products. Technology costs will also increase, primarily driven by costs associated with Monsanto's recently acquired seed businesses.

   Monsanto anticipates pretax restructuring and special charges to implement these decisions in the range of $400 million to $600 million, which it plans to take in the fourth quarter of 1998. The cash outlays associated with these charges are expected to be fully offset by cost savings within 18 months.

    "The actions announced today continue a long-term process," said Monsanto Chairman and Chief Executive Officer Robert B. Shapiro. "From 1992 to 1995, we developed our strategy to transform Monsanto into a leading life sciences company. From 1995 to the present, we've been putting together the resources and capabilities - business portfolio, people, technologies and infrastructure - to carry out that strategy. The period from 1999 to 2001 will be one of execution in the marketplace and delivery for our shareowners."

   Shapiro added that Monsanto does not plan to make any additional major acquisitions once the previously announced seed company transactions are completed.

   Monsanto is a life sciences company, committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 28,500 employees worldwide make and market high-value agricultural products, pharmaceuticals and food ingredients.

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   This release includes forward-looking statements regarding financing and other business plans, and future performance. These forward-looking statements are based on current plans and expectations, and on currently available information and assumptions that the company believes to be reasonable.
However, forward-looking statements necessarily involve risks and uncertainties, and actual results may differ materially from those suggested. Certain factors that could cause actual results to differ materially include, but are not limited to: worldwide economic conditions, particularly those affecting the agricultural and pharmaceutical businesses; the ability to obtain funding upon favorable terms to finance growth; the ability to complete and integrate acquisitions and alliances, and to complete sales of businesses on favorable terms and conditions at appropriate times; the successful realization of research and development efforts, including the ability to secure and defend intellectual property rights and to be first to market; obtaining and maintaining regulatory approvals and consumer acceptance of key products; the effect of generic competition, particularly with respect to glyphosate-based herbicides; and other factors listed in Monsanto's 10-K, 10-Q and 8-K filings with the Securities and Exchange Commission.

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